  Filed Pursuant to Rule 424(b)(3)

Registration No. 333-286361

Prospectus Supplement No. 7

(to Prospectus dated April 7, 2025)

SUPPLEMENT NO. 7 TO

PROSPECTUS FOR

UP TO 83,456,793 ORDINARY SHARES

UP TO 16,500,000 ORDINARY SHARES UNDERLYING WARRANTS

This Prospectus Supplement No. 7 is being filed to update and supplement the information contained in the prospectus dated April 7, 2025 (as supplemented from time to time, the “Prospectus”), relate to, among other things, the issuance from time to time of up to 16,500,000 Ordinary Shares and the resale from time to time of up to 83,456,793 Ordinary Shares by the selling shareholders named in this prospectus or their permitted transferees.

June 20, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of June 2025

Commission File Number: 001-42523

GCL Global Holdings Ltd

(Exact Name of Registrant as Specified in its Charter)

29 Tai Seng Ave., #2-01

Singapore 534119

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: +65 80427330

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F ☒ Form 40-F ☐

On June 20, 2025, GCL Global Holdings Ltd. published investor presentation materials, dated June 2025, a copy of which is being furnished as Exhibit 99.1 hereto.

Exhibits

99.1	Investors presentation dated June 2025.

1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: June 20, 2025

GCL Global Holdings Ltd.

	By:	/s/ Sebastian Toke
	Name:	Sebastian Toke
	Title:	Group CEO

2

Exhibit 99.1

GCL Investor Deck June 2025

This presentation and any oral statements made in connection with this presentation shall neither constitute an offer to sell nor the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction . This communication is restricted by law ; it is not intended for distribution to, or use by any person in, any jurisdiction where such distribution or use would be contrary to local law or regulation . No Representations and Warranties This presentation is for informational purposes only and does not purport to contain all of the information that may be required to evaluate a possible investment decision with respect to GCL Global Holdings Ltd . (GCL) or any of its subsidiaries . The recipient agrees and acknowledges that this presentation is not intended to form the basis of any investment decision by the recipient and does not constitute financial investment, tax or legal advice . No representation or warranty, express or implied, is or will be given by GCL or any of their respective affiliates, directors, officers, employees or advisers or any other person as to the accuracy or completeness of the information (including as to the accuracy, completeness or reasonableness of statements, estimates, targets, projections, assumptions or judgments) in this presentation or in any other written, oral or other communications transmitted or otherwise made available to any party in the course of its evaluation of a possible transaction and no responsibility or liability whatsoever is accepted for the accuracy or sufficiency thereof or for any errors, omissions or misstatements, negligent or otherwise, relating thereto . The recipient also acknowledges and agrees that the information contained in this presentation is preliminary in nature and is subject to change, and any such changes may be material . GCL disclaims any duty to update the information contained in this presentation . Forward - looking statements This presentation includes “forward - looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 . GCL’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward - looking statements as predictions of future events . Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward - looking statements . These forward - looking statements include, without limitation, GCL’s expectations with respect to future performance . These forward - looking statements also involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results . Factors that may cause such differences include, but are not limited to : (1) our ability to distribute and publish new and “hit” game titles ; (2) success in developing and creating game IP ; (3) our ability to grow and manage growth profitably, maintain relationships with consumers, resellers and game studios and retain key employees ; (4) success in our strategy to monetize game IP through transmedia ; (5) ability to develop a technology platform and diversify revenue streams ; (6) changes in the applicable laws or regulations ; (7) the possibility that GCL may be adversely affected by other economic, business, and/or competitive factors ; and (8) other risks and uncertainties that we have identified in our proxy statement/prospectus filed with the U . S . Securities and Exchange Commission (the “SEC”) on December 31 , 2024 , and may identify from time to time in our filings with the SEC . GCL cautions that the foregoing list of factors is not exclusive and not to place undue reliance upon any forward - looking statements, including projections, which speak only as of the date made . GCL undertakes no obligation to and accepts no obligation to release publicly any updates or revisions to any forward - looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based . Industry, Market Data and Partnerships : In this presentation, GCL relies on and refers to certain information and statistics regarding the markets and industries in which GCL competes . Such information and statistics are based on management’s estimates and/or obtained from third - party sources, including reports by market research firms and company filings . While GCL believes that such third - party information is reliable, there can be no assurance as to the accuracy or completeness of the indicated information . GCL has not independently verified the accuracy or completeness of the information provided by the third - party sources . This presentation contains descriptions of certain key business partnerships with GCL. These descriptions are based on GCL management team’s discussion with such counterparties, certain non - binding written agreements and the latest available information and estimates as of the date of this presentation. These descriptions are subject to negotiation and execution of definitive agreements with certain of such counterparties which have not been completed as of the date of this presentation. Financial Information; Non - GAAP Financial Terms Certain financial information and data contained in this presentation is unaudited and does not conform to Regulation S - X . Accordingly, such information and data may not be included in, may be adjusted in or may be presented differently in, any proxy statement, registration statement, or prospectus to be filed by GCL with the SEC . Some of the financial information and data contained in this presentation, such as EBITDA and adjusted EBITDA are not measures prepared in accordance with United States generally accepted accounting principles (“GAAP”) . GCL believes that these non - GAAP measures of financial results provides useful information to management and investors regarding certain financial and business trends relating to GCL’s financial condition and results of operations and in comparing GCL’s financial measures with other similar companies, many of which present similar non - GAAP financial measures to investors . GCL management does not consider this non - GAAP measure in isolation or as an alternative to financial measures determined in accordance with GAAP . The principal limitation of this non - GAAP financial measure is that it excludes significant expenses and income that is required by GAAP to be recorded in GCL’s financial statements . In addition, it is subject to inherent limitations as it reflects the exercise of judgments by management about which expense and income items are excluded or included in determining this non - GAAP financial measures . In order to compensate for these limitations, management presents this measure (EBITDA) with the most closely related GAAP result (net income) . Trademarks This presentation contains trademarks, trade names and copyrights of GCL and other companies, which are the property of their respective owners. 2 Forward Looking Statements

Introduction Physical games Digital keys Direct downloads Sample Digital Key Y7PT8 - GX9P4 - LJ79T 3

As Asia’s full - suite gaming group , we offer development, distribution, marketing, and publishing of video games, digital keys, and other entertainment content throughout Asia , Europe , and the U.S. GCL is shaping the future of gaming, one story, one experience, and one player at a time 4 About GCL

GCL Core Businesses Game Distribution B2B Game Development Game Publishing B2C B2C Gaming Hardware & Media B2B & B2C 1 1. Pending acquisition, expected to close in Q2 FY26. GCL is shaping the future of gaming, one story, one experience, and one player at a time 5 1

Sample Marquee Game Titles That We Have Distributed GCL is shaping the future of gaming, one story, one experience, and one player at a time 6

Diversified Library GCL distributes 8,000+ Game Titles GCL is shaping the future of gaming, one story, one experience, and one player at a time 7 Almost 1M Total 2Game Registered Users US EU ASIA LATAM

One of the Biggest Games of 2024 - Black Myth: Wukong GCL is shaping the future of gaming, one story, one experience, and one player at a time 8

US EU ASIA GCL has Global Physical Distribution Rights to one of the Fastest - Selling Games of all time GCL is shaping the future of gaming, one story, one experience, and one player at a time 9

Ecosystem Strategy

Offering end-to-end exposure across the major components of the video gaming industry

Game studios	Game publishers	Game distributors	Retail Platform (digital)	Gaming Hardware + Retail Channels
Potential for multiple times return	Average margins: ~30%	Average margins: ~15%	Average margins: ~10%	Average margins: ~10%
4DIVINITY		EPICSoft ASIA, TITAN	2GAME	Ban Leong Technologies Limited[1]
Game IP Creation – Profits from downloads in Steam	Gross profit margins from downloads in Steam	Physical package & Digital Keys	Platform distributing Digital Keys	Leading distributor in gaming & IT hardware

Higher margins ◄ ··· ► **Market channel dominance**

1. Pending acquisition, expected to close in Q2 FY26.

GCL is shaping the future of gaming, one story, one experience, and one player at a time 10

Awareness and understanding of the constantly shifting market dynamics empowers GCL to easily assess and validate the value & lifecycle of game IPs . Sales, marketing, and IP stakeholders provide valuable reservoir of game data. 01 02 03 04 05 Publishing Game Studio Distribution Content Creation & Marketing Retail Continuous Feedback Ecosystem Mechanics Feedback enables GCL to strategically navigate the market and drive sustainable growth. 11

Momentum For Next 12 Months Catalysts on path to enhance market positioning GCL is shaping the future of gaming, one story, one experience, and one player at a time 12 03 04 02 01 Releasing series of strong AAA titles Strategic acquisition: Ban Leong Technologies GCL’s game release: Showa American Story Launch of Switch 2

1 - AAA Titles Announced Or Released Heavyweight video game franchises that may feature in GCL’s Asia distribution plans Grand Theft Auto 6 May 2026 Hogwarts Legacy Switch 2 Jun 2025 Cyberpunk 2077 Switch 2 Jun 2025 Borderlands 4 Sep 2025 Elden Ring Nightreign GCL is shaping the future of gaming, one story, one experience, and one player at a time 13 May 2025

2 - Nintendo Switch 2 Launch To Amplify Game Demand Related game sales expected to spike with each new console generation released Switch 2 forecasted to sell over 15 M units within the first year As a current distributor of many games for Switch, sales for the new console are projected to boost GCL’s game distribution revenue The original Switch has sold over 150 M units to date GCL is shaping the future of gaming, one story, one experience, and one player at a time 14 Sources: https://wccftech.com/nintendo - switch - 2 - estimated - to - sell - 15m - units - in - 2025 - in - resounding - success - but - tariffs - shadow - remains / ; https://www.engadget.com/gaming/nintendo/nintendo - switch - 2 - updates - release - date - price - new - games - and - everything - else - you - need - to - know - 175623042.htm l Select games announced & released for Switch 2

Singapore - based consumer electronics & gaming hardware group with more than 30 years of history with major brand partnerships. 3 – Pending Strategic Acquisition: Ban Leong Technologies Bolt - on acquisition strategy for GCL’s core games and ancillary businesses Key Ban Leong highlights: Distributes IT accessories, gaming components, smart (IOT) technology, and commercial products across Asia Authorized distributor for over 50 well - known brands, including Razer, Nvidia, Samsung, Huawei, TP - Link, and LG. Multi - channel distribution strategy (e - commerce platforms, brick - and - mortar retailers, chain stores, & direct to corporate resellers & system integrators with operating service centers in Singapore, Malaysia, & Thailand providing support & repair services.) GCL is shaping the future of gaming, one story, one experience, and one player at a time 15

3 – Pending Strategic Acquisition: Ban Leong Technologies Positioned to capture evolving consumer needs Graphic cards • Cutting - edge GPUs remain core to the gaming experience, especially for AAA, VR, and competitive titles • To meet demand from both PC gamers and content creators who require high - performance hardware WIFI Router • Fast, stable connectivity is critical for online and competitive gaming • Rising demand for Wi - Fi 7 and mesh systems to support multi - device, low - lag environments Gaming PC / Laptop • Increasing demand for high - performance systems to support modern games and streaming • Increasing demand in portable gaming laptops that offer desktop - level performance on the go GCL is shaping the future of gaming, one story, one experience, and one player at a time 16

The video game market & consumer electronics market share a symbiotic relationship that is expected to drive innovation and unlock new growth opportunities . $186B Video Game Market 2025 $977B Consumer Electronics Market Including Gaming Hardware 2025 Market Size Source: https://newzoo.com/resources/blog/global - games - market - update - q1 - 2025 https://www.gminsights.com/industry - analysis/consumer - electronics - market Expansion of new geographical markets and wider consumer demographics. B2C with Live Streaming Capabilities 3 – Pending Strategic Acquisition: Ban Leong Technologies Expanding addressable market with strong potential for value creation Inclusion of other brands into the ecosystem Drive operational efficiencies Hardware collaboration & bundling sales GCL is shaping the future of gaming, one story, one experience, and one player at a time 17

Presence & Expertise

Global capacity for **publishing**, **distribution** & **marketing**


GCL Hainan
China office
GCL Global Holdings Ltd
(NASDAQ: GCL)
GCL
4Divinity
UK office
2Game Dubai
Dubai office
2Game Brazil
Brazil office
2Game HK
Hong Kong office
Epicsoft HK
Hong Kong office
Epicsoft MY
Malaysia office
4Divinity
Japan office
Epicsoft Asia
Singapore office
4Divinity
Singapore office
Titan Digital Media
Singapore office

18

4 – Expected Q4 Release: Showa American Story https://www.youtube.com/watch?v=BIUQo1y74Fw&t=76s We might just be looking at the next Game Of The Year” – Asmongold https://www.youtube.com/watch?v=tmx1JlXVceE GCL is shaping the future of gaming, one story, one experience, and one player at a time 19

Showa American Story Trailer Engagement GCL is shaping the future of gaming, one story, one experience, and one player at a time 20

Showa American Story ‘Buzz’ Holds Significant Potential Source : https://tw.news.yahoo.com/ ᕬබ㛤ⓗ୰ᅧ 3a 㐟ᡛ኱సᠯேໟᩚ⌮ 㸟ࠓ 㯭⚄ヰ 㸸 ᝅ✵ ࠔ ⇕₻ᚋ - ㏺ல᪂సᡂⅭ↔㯶 - 102440764.html Showa American Story Black Myth: Wukong Game 25M+ copies Copies Sold >US$1Bn Revenue GCL is a 20% shareholder of NEKCOM and global publisher of Showa Market Demand Is Strong for Quality Content from Asia GCL is shaping the future of gaming, one story, one experience, and one player at a time 21

Transmedia Strategy Continues to Gain Momentum Strong IP allows for adaptations leading to potential for further monetization Mercha ndise Film Games Merchandise GCL is shaping the future of gaming, one story, one experience, and one player at a time 22

GCL is shaping the future of gaming, one story, one experience, and one player at a time 23 Game Development Game Publishing Game Distribution Gaming Hardware & Media